Exhibit 99.1

ESTRELLA MEDIACO BUSINESS

GENERAL

On April 17, 2024, MediaCo, through its wholly-owned subsidiary MediaCo Operations LLC, a Delaware limited liability company (“MediaCo Operations”), purchased substantially all of the assets of Estrella Broadcasting, Inc., a Delaware corporation (“Estrella Broadcasting”) and its subsidiaries (other than certain broadcasting assets owned by Estrella Broadcasting and its subsidiaries) and assumed substantially all of the liabilities of Estrella Broadcasting and its subsidiaries (the foregoing, collectively, the “Estrella Transaction”).

In connection with the Estrella Transaction, MediaCo Operations acquired all of the network, content, digital, and commercial operations of Estrella Broadcasting’s subsidiary, Estrella Media, Inc. (“Estrella Media”), including production facilities used to produce television programing and studio facilities in Burbank, California, Houston, Texas, and Dallas, Texas.  Estrella Media retained certain broadcasting assets relating to the ownership and operation of its television and radio stations (“Estrella Broadcasting Assets”) in connection with the Estrella Transaction.

MediaCo Operations, using the Estrella brand names acquired in the Estrella Transaction, produces and distributes Spanish-language video, audio, and digital content across television, radio, and digital platforms. Through its EstrellaTV broadcast network and studio operations, MediaCo Operations services a large and growing Hispanic audience, with a focus on the U.S. Mexican population, especially in California and Texas.  Through its affiliation and other contractual arrangements, MediaCo Operations aims to provide its radio and television programming to top Hispanic markets across the country.  MediaCo Operations conducts the business acquired from Estrella Broadcasting under the trade name Estrella MediaCo, and the business is referred to herein as the “Estrella MediaCo Business.”

The Estrella MediaCo Business primarily generates revenue from fees associated with its radio and television programming provided to third parties, sales of local, regional, and national (including network) advertising time for its programming that is broadcast on radio and television stations operated by its affiliates and other contractual counterparties, and sales of digital advertising on its streaming channels.

MediaCo Operations is party to certain affiliation or similar agreements with Estrella Media pursuant to which MediaCo Operations provides its network programming for distribution on:

•	Estrella Media’s radio stations broadcasting in Los Angeles, California, San Bernardino, California, Houston, Texas, and Dallas, Texas; and

•	Estrella Media’s television stations broadcasting in Los Angeles, California, Denver, Colorado, Houston, Texas, New York, New York, Chicago, Illinois, and Miami, Florida.

Under these agreements, MediaCo Operations receives a network programming fee and collects revenue associated with sales of advertising time in its programming that is broadcast on such stations.

MediaCo Operations is also party to affiliation agreements with certain other television stations to broadcast its television network programming on the affiliate station’s primary or digital multicast channels. MediaCo Operations distributes its television programming to these stations, and it shares in the available advertising time to be sold on these affiliate stations while its television programming is broadcasting.

Together, the network programming is broadcast by affiliated television stations in various states serving 48 designated market areas (“DMA”), including twelve in Texas, seven in California, six in Florida, three in Arizona, two each in Nevada, Oklahoma, Tennessee, and Washington, and one each in Arkansas, Colorado, Georgia, Idaho, Illinois, Kentucky, New Mexico, New York, North Carolina, Oregon, South Carolina, and Utah. These television DMAs include almost all of the top 20 U.S. Hispanic television markets. MediaCo Operations’ television programming is also carried by cable and satellite providers in most television DMAs across the U.S.
MediaCo Operations also syndicates its popular radio morning show, El Show de Don Cheto, in over 30 markets.

MediaCo Operations operates four streaming channels, EstrellaTV, Estrella News, Estrella Games, and Cine EstrellaTV, on over-the-top platforms through third-party distribution partners. EstrellaTV-branded program content is also available to consumers on the EstrellaTV website and advertising supported video-on-demand app.

MediaCo Operations holds an option to purchase 100% of the equity interests of certain subsidiaries of Estrella Broadcasting holding the Estrella Broadcasting Assets (the “Option Subsidiaries Equity”) in exchange for 7,051,538 shares of MediaCo’s Class A Common Stock. Estrella Broadcasting was also granted the right to put the Option Subsidiaries Equity to MediaCo Operations for the same consideration beginning six months after the date of the closing of the Estrella Transaction (as applicable, the “Option”).

The Company determined that the Estrella entities holding the Estrella Broadcast Assets subject to the Option (the “Estrella VIE”) is a variable interest entity (“VIE”) in which the Company holds a controlling financial interest. The Company’s conclusion that the Estrella VIE is a VIE results from the Option, which caps Estrella VIE’s right to residual returns. Pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) paragraph 810-10-25-38A and paragraph 810-10-25-38B, a reporting entity (the Company) is deemed to have a controlling financial interest in a VIE if it has both of the following characteristics:

a.	The power to direct the activities of a VIE that most significantly impact the VIE’s economic performance; and
b.	The obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

The Company determined that since substantially all of the activities of the Estrella VIE are conducted on behalf of a single VIE holder, and that the Company is the primary beneficiary of the VIE, the remaining assets and liabilities of the Estrella VIE should be consolidated in the Company’s consolidated financial statements as of April 17, 2024.

Estrella Media owns and operates its FCC radio and television licenses and its transmission facilities, which broadcast the MediaCo Operations content pursuant to affiliation agreements. Estrella Media’s advertising revenue is generated from the sale of advertising time from programming on its owned local television and radio stations. Advertising sales are conducted under the facilities and services agreement.

COMPETITION

All of our businesses operate in intensely competitive, consumer-driven, and rapidly-changing environments and compete with a growing number of companies that provide a broad range of communications products and services and entertainment, news, and information products and services to consumers. Technological changes are further intensifying and complicating the competitive landscape for all of our businesses by challenging existing business models and affecting consumer behavior.

Although the broadcasting industry is highly competitive, barriers to entry exist. The operation of a broadcasting radio or television station in the United States requires a license from the FCC. Also, the number of stations that can operate in a given market is limited by the availability of stations in that market, as well as by the FCC’s multiple ownership rules regulating the number and types of stations that may be owned or controlled by the same person or company.

In selecting the form of media through which to advertise, advertisers evaluate their ability to target audiences having a specific demographic profile, lifestyle, brand, or media consumption or purchasing behavior, or audiences located in, or traveling through, a particular geography. Advertisers also compare the relative costs of available media, evaluating the number of impressions (potential viewings), exposure (the opportunity for advertising to be seen or heard) and circulation (traffic volume in a market), as well as potential effectiveness, quality of related services (such as advertising copy design and layout), and customer service.

Massive media conglomerates dominate the global content production and distribution industry. The ability to compete successfully depends on the capacity to provide high-quality popular content, adapt to and exploit technological developments, respond to changes in consumer behavior, and achieve widespread distribution.

Radio Broadcasting and Programming

Radio broadcasting stations compete with the other radio broadcasting stations in their respective market areas, as well as with other advertising media such as newspapers, cable and broadcast television, magazines, outdoor advertising, transit advertising, the Internet, satellite radio, streaming services, direct marketing, and mobile and wireless device marketing. Competition within the broadcasting industry occurs primarily in individual market areas, so that a station in one market (e.g., New York) does not generally compete with stations in other markets (e.g., Los Angeles). Our stations face competition from other stations with substantial financial resources, including stations targeting the same demographic groups. In addition to management experience, factors that are material to competitive position include the station’s rank in its market in terms of the number of listeners, authorized power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other stations in the market area. We attempt to improve our competitive position with programming and promotional campaigns aimed at the demographic groups targeted by our owned stations and our programmed stations. We also seek to improve our position through sales efforts designed to attract advertisers that have done little or no radio advertising by emphasizing the effectiveness of radio advertising in increasing the advertisers’ revenues. Although we believe that each of our owned and programmed stations can compete effectively in their respective markets, there can be no assurance that we will be able to maintain or increase current audience ratings or advertising revenue market share.

Video and Digital Broadcasting and Programming

We compete with a number of different sources that provide television news, sports, information, and entertainment programming to consumers locally and nationally. We also may compete with online digital distributors and platforms that enable Internet video streaming of television shows and other video programming.

The explosion of digital video content provided by companies such as Facebook, YouTube, and Netflix challenges traditional content providers to keep up. Meanwhile, the proliferation of mobile devices and widespread availability of mobile broadband technology is allowing more audiences across the globe to consume media content. Revenue from digital and mobile advertising continues to grow at the expense of traditional broadcast advertising.

The proliferation of high-speed broadband has significantly increased competition in the video marketplace, with a vast majority of Americans owning devices that can access mobile broadband via mobile or home devices.

Cable Networks and Broadcast Television

Our television networks and channels compete with cable and broadcast television networks and owned local broadcast television stations for viewers’ attention and audience share with all forms of programming provided to viewers, including cable, broadcast, and premium television networks, local broadcast television stations, home entertainment, pay-per-view and video-on-demand services, online activities, such as social networking and viewing user-generated content, and other forms of entertainment, news, and information. Our broadcast television and streaming networks, channels, and local broadcast programs (“Video Programming Services”) may compete for viewers’ attention with digital distributors, some of which have their own high-quality original content.

Our Video Programming Services may also compete for the acquisition of programming and for on-air and creative talent with other cable and broadcast television networks, local television stations, and online digital distributors.

Our Video Programming Services may also compete with other cable and broadcast television networks, stations, and programming providers for carriage of their programming by multichannel video providers and online digital distributors in markets across the United States and to secure affiliations with independently owned television stations, which are necessary to ensure the effective distribution of our Video Programming Services to a nationwide audience.

In addition, our television production operations compete with other production companies and creators of content for the acquisition of story properties, creative, performing, and technical personnel, and with distributors for their content and for consumers interest in their content.

Our network, local, and digital advertising sales compete with other television and radio networks, stations, and digital platforms for the sale of advertising time. Additionally, advertisers’ willingness to purchase advertising from us may be adversely affected by a decrease in audience ratings across our platforms. Declines in advertising revenue also can be caused by increased competition for the leisure time of audiences and audience fragmentation and from the growing use of new technologies.

The popularity and ratings of our Video Programming Services will also have an effect on the rates we can secure from our distributors and advertisers.

FEDERAL REGULATION

The Estrella MediaCo Business and the broadcast stations and multichannel video program distributors (“MVPDs”) it relies on to deliver its programming are subject to and affected by laws and regulations of U.S. federal, state, and local governmental authorities.  The FCC regulates numerous areas of broadcasting and television programming pursuant to rules, regulations and policies adopted under authority of the Communications Act of 1934, as amended (the “Communications Act”). Under the Communications Act, the FCC also regulates certain aspects of network affiliation and programming agreements.

The following is a brief summary of certain provisions of the Communications Act and of specific FCC regulations and policies. Legislation has been introduced from time to time which would amend the Communications Act in various respects or otherwise affect the Estrella MediaCo Business, either directly or by impacting the stations and MVPDs that distribute its programming to the public.  Similarly, the FCC from time to time considers new regulations or amendments to its existing regulations that can create such impacts. We cannot predict whether any such legislation will be enacted or whether new or amended FCC regulations will be adopted or what their effect would be on the Estrella MediaCo Business.

Broadcast License Renewal

Broadcasting is prohibited except in accordance with a license issued by the FCC, ordinarily granted by the FCC for maximum terms of eight years and subject to renewal upon application and approval by the FCC. The FCC has the power to deny license renewal or revoke licenses for, among other things, false statements made in FCC filings or willful or repeated violations of the Communications Act or of FCC rules. The Estrella MediaCo Business could be adversely affected if the licenses of stations with which it has affiliation, programming, or other agreements are not renewed.

Broadcast Ownership Restrictions

FCC rules relating to commercial television stations generally limit an entity from having an attributable interest in more than two television stations in the same DMA and, subject to rule waiver or grandfathering of existing arrangements, generally require that no entity have an attributable interest in more than one top-4-rated station in a DMA. The FCC’s local radio ownership rule limits the number of commercial radio stations in a radio market in which a person or entity may hold an attributable interest based on the number of radio stations in that market.

The FCC is required by statute to review its broadcast ownership rules on a quadrennial basis (i.e., every four years) and to repeal or modify rules that are no longer “necessary in the public interest.”  The FCC completed its 2018 quadrennial review in December 2023, largely leaving its radio rules unchanged, and modifying its TV rules to extend its prohibition on holding an attributable interest in two top-4-rated stations in a DMA to prohibit, in certain circumstances, the placement of a second top-4-rated program stream on an existing top-4-rated station or on a co-owned low power television (“LPTV”) station, and restricting whether an existing top-4-rated stream or LPTV station may be transferred or assigned. The 2022 quadrennial review was launched in December 2022 and that proceeding remains pending. We cannot predict whether the 2022 quadrennial review proceeding will result in further modifications of the ownership rules or the impact (if any) that such modifications would have on our business.

The FCC generally deems the following relationships and interests to be attributable for purposes of its ownership restrictions:

•	all officer and director positions in a licensee or its direct/indirect parent(s);

•	voting stock interests of at least 5% (or 20%, if the holder is a passive institutional investor,i.e., a mutual fund, insurance company or bank);

•
any equity interest in a limited partnership or limited liability company where the limited partner or member has not been “insulated” from the media-related activities of the LP or LLC pursuant to specific FCC criteria;

•
equity and/or debt interests which, in the aggregate, exceed 33% of the total equity and debt of a station licensee if the interest holder (a) supplies more than 15% of the station’s total weekly programming, or (b) holds an attributable interest in another broadcast station in the same market.

The consent of the FCC is required to obtain control of a broadcast station license, and ownership-rule conflicts could result in Estrella MediaCo being unable to obtain FCC consents necessary for future acquisitions or restrict media investments by shareholders having or acquiring an interest in Estrella MediaCo.  Additionally, ownership of a station in a market could limit our ability to provide programming or, in the case of radio, ad sales services, to a local non-owned station if we could not acquire that station under the local broadcast ownership rules.

Under the Communications Act, no FCC license may be held by a corporation if more than one-fifth of its capital stock is owned or voted by aliens or their representatives, a foreign government or representative thereof, or an entity organized under the laws of a foreign country (collectively, “Non-U.S. Persons”). Furthermore, the Communications Act provides that no FCC license may be granted to an entity directly or indirectly controlled by another entity of which more than one-fourth of its capital stock is owned or voted by Non-U.S. Persons if the FCC finds that the public interest will be served by the denial of such license.

Programming and Operations

The FCC regulates the content of broadcast, network, and other video programming. The FCC prohibits broadcasters from airing obscene material at any time and indecent or profane material between 6:00 a.m. and 10:00 p.m. The FCC also monitors compliance with requirements that apply to broadcasters and their networks, including those relating to political advertising, identification of program sponsors, the use and integrity of the Emergency Alert System, the amount of commercial content that may be shown on cable networks, broadcast networks and local broadcast television stations during programming originally produced and broadcast primarily for an audience of children 12 years of age and under, and the provision of educational programming for children 16 years of age and under. In addition, FCC regulations require the closed captioning of almost all broadcast and cable/satellite TV programming, as well as certain programming in the U.S. delivered by internet protocol.

NEW OPERATING STRUCTURE AND REPORTING SEGMENTS OF MEDIACO HOLDING INC.

Effective April 17, 2024, in connection with the Estrella Transaction, MediaCo changed its operating structure from one operating and reporting segment to three operating and reporting segments. MediaCo’s revised operating and reporting segments are comprised of the following:

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MediaCo NY Audio: The MediaCo NY Audio segment includes the MediaCo business that existed prior to the Estrella Transaction, which consists of two radio stations, WQHT(FM) and WBLS(FM), which serve the New York City DMA and primarily target Black, Hispanic, and multi-cultural consumers. Revenues in this segment are primarily from radio and digital advertising sales on these two radio stations, and also from events, including sponsorships and ticket sales, licensing, and syndication.

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Estrella MediaCo Audio & Events: The Estrella MediaCo Audio & Events segment includes MediaCo Operations’ audio and events business acquired pursuant to the Estrella Transaction, which primarily generates revenue from network programming fees and sales of local, regional, and national (including network) advertising time on its affiliated radio stations and the sale of time to brokered or infomercial customers on its affiliated radio stations.

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Estrella MediaCo TV & Digital: The Estrella MediaCo TV & Digital segment includes MediaCo Operations’ video and digital business acquired pursuant to the Estrella Acquisition, and primarily generates revenue from networking programming fees, the sale of local, regional, and national (including network) advertising time on television stations operated by its affiliation and other contractual counterparties and the sale of time to brokered or infomercial customers on its affiliated television stations, as well as from sales of digital impressions on its streaming channels. Estrella MediaCo TV & Digital also generates advertising sales from stations that broadcast its “EstrellaTV” network programming.